Exhibit 10.1

EQUITY PURCHASE AGREEMENT

AMONG

ASURE SOFTWARE, INC.,

ISYSTEMS HOLDINGS, LLC,

AND

ISYSTEMS INTERMEDIATE HOLDCO, INC.,

DATED AS OF

May 25, 2017

4.4	Investment Representations	39
4.5	Brokers	39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		39
5.1	Organization and Authority	40
5.2	No Conflicts; Consents	40
5.3	Brokers	40
5.4	Investment Purpose	40
5.5	Legal Proceedings	41
5.6	Buyer Capitalization	41
5.7	SEC Filings	41

ARTICLE VI COVENANTS		42
6.1	Access to Information	42
6.2	Directors’ and Officers’ Indemnification	43
6.3	Public Announcements	43
6.4	Employee Related Matters	44
6.5	Further Assurances	44
6.6	Letters of Credit	45

ARTICLE VII TAX MATTERS		45
7.1	Tax Covenants	45
7.2	Termination of Existing Tax Sharing Agreements	45
7.3	Tax Indemnification	45
7.4	Tax Returns	46
7.5	Straddle Period	47
7.6	Contests	47
7.7	Cooperation and Exchange of Information	47
7.8	Tax Treatment of Indemnification Payments	48
7.9	Tax Refunds	48
7.10	Payments	48
7.11	Post-Closing Taxes	48
7.12	Amended Tax Returns; Tax Elections	48
7.13	Closing of Taxable Year	48
7.14	Survival	48
7.15	Overlap	48

ARTICLE VIII INDEMNIFICATION		49
8.1	Survival	49
8.2	Indemnification By the Seller	49
8.3	Certain Limitations	50
8.4	Indemnification Procedures	51
8.5	Payments	53
8.6	Indemnification by the Buyer	54
8.7	Tax Treatment of Indemnification Payments	55
8.8	Exclusive Remedies	55

ARTICLE IX MISCELLANEOUS		55
9.1	Expenses	55
9.2	Notices	55
9.3	Interpretation	56
9.4	Headings	57
9.5	Severability	57
9.6	Entire Agreement	57
9.7	Successors and Assigns	57
9.8	No Third-Party Beneficiaries	57
9.9	Amendment and Modification; Waiver	57
9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	58
9.11	Specific Performance	59
9.12	Consents	59
9.13	Prevailing Party	59
9.14	Representation of Seller and its Affiliates	59
9.15	No Additional Representations; Disclaimer; Non-Recourse	60
9.16	Counterparts	62
9.17	Effect of Disclosure	62

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of May 25, 2017, is entered into among ASURE SOFTWARE, INC., a Delaware corporation (“Buyer”), iSYSTEMS HOLDINGS, LLC, a Delaware limited liability company (the “Seller”), and iSYSTEMS INTERMEDIATE HOLDCO, INC., a Delaware corporation (the “Company”).

RECITALS

A.                                    Seller owns 100% of the issued and outstanding equity interests of the Company, consisting of 1,000 shares of common stock, par value $0.01 (the “Equity Interests”).

B.                                    Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Equity Interests, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Cap” has the meaning set forth in Section 8.3(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Accounting Principles” means GAAP applied on a basis consistent with the methodologies, practices, classifications, judgments, estimation techniques, assumptions and principles used in the preparation of the Balance Sheet.  For further clarification, if alternative methodologies exist for calculating asset and liability balances under GAAP, the methodology utilized by the Company in preparing Working Capital at the Closing pursuant to Section 2.4(a) will be employed.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Basket” has the meaning set forth in Section 8.3(b).

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Bonus Amounts” means any and all management sale bonuses, transaction bonuses, change of control, retention or similar compensatory payments due or payable to employees, directors or consultants of the Company or its Subsidiaries by the Company or its Subsidiaries, in each case, as a result of the transactions contemplated hereby (including the employer portion of any employment taxes related to such Bonus Amounts).

“Business” means the business of the Company and each Company Subsidiary as currently operated, including providing software and services in the areas of payroll, tax management, human resources and benefits.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer Financial Statements” has the meaning set forth in Section 5.7(b).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or operating results of Buyer and its Subsidiaries, taken as a whole, or (b) the ability of Buyer to consummate the transactions contemplated hereby; provided, however, that a “Buyer Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Buyer and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules.

“Buyer SEC Reports” has the meaning set forth in Section 5.7(a).

“Cap” has the meaning set forth in Section 8.3(c).

“Cash Consideration” has the meaning set forth in Section 2.1(b).

“Cash on Hand” means, as of the Effective Time (but before taking into account the consummation of the transactions contemplated hereby), all cash, all cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords) of the Company and any of its Subsidiaries, in each case determined in accordance with the Agreed Accounting Principles and in excess of the Minimum Cash.  For the avoidance of doubt, Cash on

Hand will be calculated net of issued but uncleared checks and drafts (in each case to the extent the liability related thereto is not being included in the calculation of Working Capital) and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries (in each case, to the extent the asset related thereto has not been included in the calculation of Working Capital).

“Cash Proceeds” means (i) the Estimated Cash Consideration, plus (ii) the amount of all principal and interest actually paid to Seller under and pursuant the Promissory Note, plus (iii) the net proceeds received in connection with the sale of any shares of Buyer’s common stock received as the Stock Consideration, plus (iv) the Letter of Credit Amount following receipt of such amount pursuant to Section 6.6(b), plus (v) the amount, if any, of any positive Post-Closing Adjustment, less (vi) the amount of Cash on Hand, and less (viii) the amount, if any, of any negative Post-Closing Adjustment, but, in each case, only to the extent actually received by Seller as of the later of May 25, 2022 or the expiration of the statute of limitations for any claim arising under Section 3.20 or Article VII of this Agreement, plus 60 days.

“Charter Documents” means, with respect to any Person, as applicable, its certificate of incorporation, by-laws or other organizational documents.

“Claiming Party” has the meaning set forth in Section 9.13.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.4(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Closing Certificate” has the meaning set forth in Section 2.4(a).

“Company Closing Working Capital” means the Working Capital of the Company as of the Effective Time.

“Company Disclosure Schedule” has the meaning in the preamble to Article III.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlement agreements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, in each case relating to Intellectual Property and to which the Company or any Company Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or operating results of the Company or any Company Subsidiary, taken as a whole, or (b) the ability of the Company or any Company Subsidiary to consummate the transactions contemplated hereby; provided, however, that a “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.

“Company Software” means computer programs and related documentation currently researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company or any Company Subsidiary, including without limitation the following: Evolution HCM, Evolution Advanced HR, Evolution Payroll, Evolution API Gateway and BureauLink.

“Company Subsidiary” has the meaning set forth in Section 3.1.

“Company Target Working Capital” means $445,609.00.

“Company Trade Secrets” has the meaning set forth in Section 3.12(e).

“Confidentiality Agreement” means that certain letter agreement re confidentiality dated as of January 23, 2017 by and between Buyer and iSystems LLC, a Vermont limited liability company.

“Contaminants” has the meaning set forth in Section 3.12(n).

“Continuing Employee” has the meaning set forth in Section 6.4.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Products” means any Company Software or related product, service or solution of the Company or a Company Subsidiary and includes, to the extent sublicensed or offered for use by or through a Service Bureau, the same as branded by a Service Bureau to its Service Bureau Clients under the Company name or otherwise, and regardless of whether the

Company Software or related product, service or solution is sublicensed to or made available for use by a client on a freestanding, bundled or integrated arrangement basis.

“Custodial Accounts” has the meaning set forth in Section 3.26.

“Defending Party” has the meaning set forth in Section 9.13.

“D&O Indemnified Party” has the meaning set forth in Section 6.2(a).

“Direct Claim” has the meaning set forth in Section 8.4(c).

“Disclosure Schedules” has the meaning set forth in Article IV.

“Disputed Amounts” has the meaning set forth in Section 2.4(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means 12:00 a.m. on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Interests” has the meaning set forth in the recitals to this Agreement.

“Equityholder Parties” has the meaning set forth in Section 9.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Cash Consideration” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Year Losses” has the meaning set forth in Section 8.3(a).

“Final Cash Consideration” means the amount of Cash Consideration as of the Effective Time as finally determined pursuant to Section 2.4.

“Financial Statements” has the meaning set forth in Section 3.6.

“Fraud” means with respect to a Person, such Person’s criminal activity, intentional misconduct, intentional misrepresentation or common law fraud in each case with the specific intent to deceive and mislead, regarding the representations and warranties made in Article III, Article IV or Article V by such Person.

“Free and Open Source Software” means any software that is subject to the GNU General Public License, any “copyleft” license or any other open source or quasi-open source license that requires as a condition of use, modification and/or distribution of code associated with it be (A) disclosed or distributed in source code form, (B) licensed for purpose of making derivative works; (C) redistributable at no charge; or (D) licensed under terms approved the Open Source Initiative or similar organization.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 4.1, Section 4.2 and Section 4.4.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantors” means Silver Oak iSystems, LLC, a Delaware limited liability company, and SOSP.

“Guaranty” has the meaning set forth in Section 2.3(a)(viii).

“Income Tax” means any federal, state, local, or non-U.S. Tax that is based upon, measured by or calculated with respect to net income.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (excluding any trade payables, deferred revenue (both short-term and long-term) or accrued expenses arising in the ordinary course of business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) obligations with respect to leases required to be accounted for as capital leases under GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case, solely to the extent drawn); (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) Taxes Payable; and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h), in each case, solely to the extent that the obligations underlying such interest, penalty, premiums, costs and fees are paid in full in connection with the transactions contemplated hereby.

“Independent Accountant” has the meaning set forth in Section 2.4(b)(iv).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, including with respect to the Company Software.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Investor Rights Agreement” has the meaning set forth in Section 2.3(a)(viii).

“IT Systems” has the meaning set forth in Section 3.12(q).

“Key Employee” means Ted Pricer, Kathey Palmer and Theodore Les.

“Knowledge” means, when used with respect to the Company, the actual knowledge of any Key Employee after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority or the rules or regulations of any stock exchange, including for the avoidance of doubt, the NASDAQ Stock Market.

“Letter of Credit Amount” means $200,000.

“Letter of Credit” has the meaning set forth in Section 6.6(a).

“Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether asserted or unasserted, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” means out-of-pocket losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable out-of-pocket attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include, and Buyer shall not be entitled to seek or recover from the Company or Seller under any theory of liability, any incidental, consequential, indirect or punitive damages or any losses, liabilities, damages or expenses for lost profits or diminution in value or any “multiple of profits”, “multiple of cash flow” or similar valuation methodology used in calculating the amount of Losses, except for punitive damages to the extent actually awarded and paid to a Governmental Authority or other third party.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Minimum Cash” means an aggregate amount equal to $200,000.

“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

“ordinary course of business” means the ordinary course of business, consistent with past practice.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity

“Personal Information” means information and data concerning an identified or identifiable natural Person, including, without limitation, any information specifically defined or identified in any privacy policy of the Company or any Company Subsidiary or Service Bureau as “personal information,” “personally identifiable information,” or “PII” and includes information such as (i) an individual’s name, signature, address, telephone number, social security number or other identification number; (ii) passwords, PINs, biometric data, unique identification numbers, answers to security questions and other similar forms of personal identifiers, (iii) any non-public personal information such as health information, and (iv) other sensitive personal information. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Pledge Agreement” has the meaning set forth in Section 2.3(a)(x).

“Policy” has the meaning set forth in Section 8.3(g).

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(b)(vi).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Promissory Note” means that Secured Subordinated Promissory Note in the form attached as Exhibit A hereto in the face amount of $5,000,000.00 (as adjusted pursuant to Section 8.5 of this Agreement).

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.4(b)(iii).

“Restrictive Covenant Agreements” has the meaning set forth in Section 2.3(a)(ix).

“Restricted Person” means each of the Guarantors, Michael Trahan and Desiree Trahan.

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Section 8.5(a) Loss” has the meaning set forth in Section 8.5(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article IV.

“Seller’s First Year Losses” has the meaning set forth in Section 8.6(c).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Service Bureau” means a Person that, as of the Effective Time, has licensed a Covered Product (i) to use for itself, (ii) to sublicense to any other Person or (iii) to use for the benefit of any of other Person.

“Selling Expenses” means, as of the Effective Time, all unpaid costs, fees and expenses of outside professionals incurred by the Company or any Company Subsidiary (including expenses incurred by the Company on behalf of the Seller) related to the process of selling the Company, whether incurred in connection with this Agreement or otherwise, including, without limitation, all broker fees and expenses, and legal, accounting, tax and investment and banking fees and expenses. For the avoidance of doubt, Selling Expenses do not include (i) the payment of any severance or similar payments to employees of the Company or any Company Subsidiary that are terminated in connection with or following the consummation of the transactions contemplated hereby or (ii) any amounts invoiced to Seller, whether prior to or following the Closing, which are reimbursable by Buyer in connection with the services relating to Buyer’s securities offering provided by DiFilippo Corporate Finance Group and RSM US LLP in connection with the transaction.

“Seller” has the meaning set forth in the preamble.

“Seller First Year Losses” has the meaning set forth in Section 8.6(c).

“Shares” has the meaning set forth in Section 4.4(a)

“SOSP” means Silver Oak Services Partners II, L.P., a Delaware limited partnership.

“Statement of Objections” has the meaning set forth in Section 2.4(b)(iii).

“Stock Consideration” means 1,526,332 shares of the Buyer’s common stock (which, except pursuant to the terms of the Investor Rights Agreement, shall be restricted only by applicable securities Laws) to be issued to Seller, which the parties have agreed have, as of the Closing Date, an aggregate value of $18,000,000 based upon a volume-weighted average of the daily closing prices for a period preceding the Closing Date.

“Straddle Period” has the meaning set forth in Section 7.5.

“Subordination Agreement” has the meaning set forth in Section 2.3(a)(ix).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or others performing similar functions are owned, directly or indirectly, by the first Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.6.

“Taxes Payable” means any unpaid Taxes of the Company or any Company Subsidiary as of the Closing Date (net of any prepayments of estimated payments).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Documents” means the Agreement, the Promissory Note, the Investor Rights Agreement, the Guaranty, the Pledge Agreement, the Subordination Agreement and the Restrictive Covenant Agreements.

“Undisputed Items” has the meaning set forth in Section 2.4(b)(iv).

“Union” has the meaning set forth in Section 3.19(c).

“Working Capital” means, with respect to the Company and the Company Subsidiaries, their consolidated current assets (excluding Cash on Hand and intercompany assets) less their consolidated current liabilities (excluding (a) any items constituting Indebtedness, Selling Expenses or Bonus Amounts, (b) intercompany liabilities and (c) deferred revenue), in each case, as of the Effective Time and calculated in accordance with the Agreed Accounting Principles and without any change in or introduction of any new reserves.  For the avoidance of doubt, the determination of Working Capital for purposes of calculating the Estimated Cash Consideration and the Final Cash Consideration and the preparation of the Closing Statement will take into account only those components (i.e., line items) used in calculated the Company Target Working Capital as set forth on Exhibit E.

ARTICLE II
PURCHASE AND SALE

2.1                               Purchase and Sale.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase from Seller, all of the Equity Interests, for an aggregate purchase price of $55,000,000.00, payable as provided in this Agreement (the “Purchase Price”), subject to adjustment as provided in Section 2.4.

(b)                                 For purposes of this Agreement, “Cash Consideration” means an amount equal to: (i) the Purchase Price, subject to adjustment as provided in Section 2.4, plus the sum of (ii) the amount of Cash on Hand and (iii) the amount, if any, by which Company Closing Working Capital exceeds the Company Target Working Capital, minus the sum of (iv) the face amount of the Promissory Note, (v) the aggregate value of the Stock Consideration, (vi) the amounts of Indebtedness, Bonus Amounts, and Selling Expenses as of the Effective Time, (vii) the amount, if any, by which the Company Target Working Capital exceeds Company Closing Working Capital and (viii) the Letter of Credit Amount.  On the Closing Date, Buyer shall pay to the Seller the Estimated Cash Consideration as set forth below in Section 2.3(b)(i).

2.2                               Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions hereunder (the “Closing”) shall take place at 10:00 a.m., Central time on the date hereof, at the offices of Messerli & Kramer P.A., 100 South Fifth Street, Suite 1400, Minneapolis, Minnesota 55402, or at such other time or on such other date or at such other place as the Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.3                               Closing Deliverables.

(a)                                 By Seller and Company. At or prior to the Closing, Seller and the Company shall deliver or cause to be delivered to Buyer the following:

(i)                                     stock certificate(s) evidencing the Equity Interests, free and clear of all Encumbrances (except for Permitted Encumbrances), duly endorsed in blank or accompanied by assignments or other instruments of transfer duly executed in blank;

(ii)                                  a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller’s board of directors or managers authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Seller is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)                               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Company is party thereto) and the consummation of the transactions contemplated hereby and thereby (to the extent the Company is party thereto), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Seller and the Company certifying the names and signatures of the officers of the Seller and the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(v)                                 a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the  Seller, the Company and each Company Subsidiary is organized;

(vi)                              payoff letters, in forms reasonably satisfactory to Buyer with respect to the payoff amounts as of the Closing Date for the Indebtedness identified on Schedule 2.3(a)(vi) of the Company Disclosure Schedule, and releases of any Encumbrances granted in connection with such Indebtedness held by the third party delivering such payoff letter, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Encumbrances in, and agree to execute or authorize the execution of Uniform Commercial Code termination statements necessary to release of record its Encumbrances in, the assets, properties and securities of the Company or any Company Subsidiary;

(vii)                           an investor rights agreement in the form of Exhibit B, duly executed by the Seller (the “Investor Rights Agreement”);

(viii)                        an indemnification backstop guaranty in the form of Exhibit C, duly executed by the Guarantors (the “Guaranty”);

(ix)                              the restrictive covenant agreements in the form of Exhibit D, duly executed by each Restricted Person (the “Restrictive Covenant Agreements”);

(x)                                 a stock pledge agreement, duly executed by Seller (the “Pledge Agreement”);

(xi)                              a subordination and intercreditor agreement with Wells Fargo Bank, duly executed by Seller (the “Subordination Agreement”);

(xii)                           written resignations, effective as of the Closing Date, of the officers and directors of the Company and each Company Subsidiary;

(xiii)                        the approvals, consents and waivers set forth on Schedule 2.3(a) (xiii) duly executed by the parties indicated thereon; and

(xiv)                       with respect to the Guarantors, a certificate of the Secretary or Assistant Secretary (or equivalent officer) of such Guarantor certifying that attached thereto are true and complete copies of all resolutions adopted by such

Guarantor’s board of directors or applicable governing body authorizing the execution, delivery and performance of the Restrictive Covenant Agreement and  Guaranty to which the Guarantor is a party, and certifying the names and signatures of the officers of the Guarantor authorized to sign such Restrictive Covenant Agreement or Guarantor.

(b)                                 At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)                                     the Estimated Cash Consideration by wire transfer of immediately available funds to an account designated in writing by the Seller;

(ii)                                  the Promissory Note, duly executed by Buyer;

(iii)                               evidence reasonably satisfactory to Seller that the Shares issued to Seller as the Stock Consideration have been duly and validly issued and that such Shares have been approved for listing on the NASDAQ Stock Market;

(iv)                              evidence reasonably satisfactory to Seller of book-entry credits in the name of Seller, evidencing the issuance of the Shares issued as the Stock Consideration as of the Closing Date, with a Direct Registration Transaction Advice evidencing the issuance of the Shares to be delivered to Seller within two (2) Business Days of the Closing Date;

(v)                                 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Buyer is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii)                           the Restrictive Covenant Agreements, duly executed by the Buyer;

(viii)                        the Investor Rights Agreement, duly executed by the Buyer;

(ix)                              the Pledge Agreement, duly executed by the Buyer; and

(x)                                 the Subordination Agreement, duly executed by the Buyer.

2.4                               Adjustment to Purchase Price.

(a)                                 Closing Adjustment.  At least one Business Day before the Closing, the Company shall have prepared and delivered to Buyer a statement executed by an authorized officer of the Company (the “Company Closing Certificate”), setting forth its good faith estimate of the Cash Consideration (such estimate, the “Estimated Cash Consideration”), including a summary showing in reasonable detail each calculation of the components thereof.  The parties agree that the Estimated Cash Consideration is $12,756,867.

(b)                                 Post-Closing Adjustment.

(i)                                     Within forty-five (45) days after the Closing Date, Buyer shall deliver to Seller a statement, certified by an authorized officer of the Buyer, setting forth Buyer’s good faith calculation of the Cash Consideration, along with a summary showing in reasonable detail each calculation of the components thereof (the “Closing Statement”).  The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Working Capital, Bonus Amounts and Selling Expenses and the accounting principles and practices referred to therein. The Closing Statement will entirely disregard (A) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby and (B) any of the plans, transactions or changes which Buyer intends to initiate or cause to be initiated or made after Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

(ii)                                  After receipt of the Closing Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and its accountants and representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, the Company and/or its accountants or representatives for the purpose of reviewing the Closing Statement and to such historical financial information and other information (to the extent in Buyer’s control or possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer or the Company.

(iii)                               On or prior to the last day of the Review Period, the Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the

case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Seller. If the Seller delivers the Statement of Objections before the expiration of the Review Period, the Buyer and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by the Buyer and the Seller, shall be final and binding.

(iv)                              If the Seller and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”, with any amounts not so disputed being the “Undisputed Amounts”), shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, as may be mutually acceptable to the Buyer and the Seller (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be. The Independent Accountant will make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Post-Closing Adjustment shall be conclusive and binding, absent manifest error, upon the parties hereto.

(v)                                 The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or the Buyer, respectively, bears to the aggregate amount actually contested by the Seller and the Buyer.

(vi)                              The “Post-Closing Adjustment” means an amount equal to the Final Cash Consideration minus the Estimated Cash Consideration.

(c)                                  Resolution of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, then, within five (5) Business Days after determination of the Final Cash Consideration, Buyer will pay to Seller, by wire transfer of immediately available funds, an amount equal to such excess.  If the Post-Closing Adjustment is a negative number, then, within five (5) Business Days after determination of the Final Cash

Consideration, Seller will pay to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall.

(d)                                 Adjustments for Tax Purposes. Any adjustments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.5                               Payoff of Indebtedness and Other Payables.  At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, the amounts of Indebtedness indicated in the payoff letters delivered pursuant to Section 2.3(a)(viii), the Seller Expenses, the Bonus Amounts and any other amounts agreed to by Seller and Buyer in writing to be payable in connection with the Closing under this Agreement, in each case by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters or other written instructions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to the Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Effective Time.

3.1                               Organization and Qualification of the Company.  The Company and each Subsidiary of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company and each Company Subsidiary is licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

3.2                               Authority. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or other similar Laws affecting creditors rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.3                               No Conflicts; Consents. Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of the Company or any of its Company Subsidiaries; (ii) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to the Company; (iii) (A) require the consent, notice or other action by any Person under, (B) conflict with, (C) result in a material violation or material breach of, (D) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or (E) result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (1) any Material Contract to which the Company or any of its Company Subsidiaries is a party or by which the Company or any of its Company Subsidiaries is bound or to which any of their respective properties and assets are subject or (2) any material Permit affecting the properties, assets or business of the Company or any of its Company Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any of its Company Subsidiaries.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Company Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.4                               Capitalization.  Schedule 3.4 of the Company Disclosure Schedule sets forth a true, correct and complete list of all the authorized and outstanding interests of the Company and each Company Subsidiary, together with the holders of record of each of such interests.  There are no outstanding (i) securities convertible into or exchangeable or exercisable for any equity or voting interest in, any of the Company or any Company Subsidiary; (ii) options, warrants, calls, rights, profits interests, equity appreciation rights or other rights or arrangements obligating any of the Company or any Company Subsidiary to acquire or issue any equity or voting interest in, or any securities convertible into or exchangeable for any equity or voting interest (including any voting debt) in, the Company or any Subsidiary; (iii) contingent value rights, “phantom” interests or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any equity interest of, or other securities or ownership interests in, the Company or any Company Subsidiary or (iv) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar contract relating to any capital stock of, or other equity interests (including any voting debt).

3.5                               Subsidiaries. Schedule 3.5 of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary securities. Each outstanding equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and, to the extent such concept is applicable, nonassessable, not subject of any preemptive rights, and free of any Encumbrances (except for Permitted Encumbrances). Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, joint venture or other business association or entity.

3.6                               Financial Statements. Schedule 3.6 of the Company Disclosure Schedule contains true, correct and complete copies of the following financial statements: the consolidated balance sheet of the Seller dated March 31, 2017 and the consolidated statements of income and cash flow of the Seller for the three month period ending March 31, 2017 (collectively, the “Interim Financial Statements”) and the audited consolidated balance sheet of the Seller as December 31, 2014, December 31, 2015 and December 31, 2016 and the related consolidated statements of operations and members’ equity and cash flow for the years then ended (the “Financial Statements”). Each of the Interim Financial Statements and the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (subject, in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from normal year-end adjustments). The Interim Financial Statements and the Financial Statements are consistent with and are based on the books and records of the Seller and its Subsidiaries, and fairly present in all material respects the financial condition of the Seller and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Seller and its Subsidiaries for the periods indicated. The Interim Financial Statements and the Financial Statements have been prepared in accordance with GAAP, consistently applied, subject to, in the case of the Interim Financial Statements, the absence of (i) footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, would reasonably be expected to cause a Company Material Adverse Effect. The balance sheet of the Seller as of March 31, 2017 is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Seller maintains and complies in all material respects with a system of accounting controls sufficient to provide commercially reasonable assurances that material transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with GAAP.

3.7                               Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiaries have any material liabilities (contingent or otherwise), except for (i) performance obligations under contracts described in Schedule 3.9(a) of the Company Disclosure Schedule or under contracts entered into in the ordinary course of business which are not required to be described on Schedule 3.9(a) of the Company Disclosure Schedule, none of which involves non-performance or a breach, (ii) liabilities reflected on the face of the Balance Sheet, (iii) liabilities of the type set forth on the face of the Balance Sheet which have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract or involves a tort, infringement, lawsuit, warranty or environmental, health or safety matter) or (iv) liabilities set forth on Schedule 3.7 of the Company Disclosure Schedule.

3.8                               Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, since the Balance Sheet Date and prior to the date of this Agreement, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any of its Company Subsidiaries, any:

(a)                                 event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other organizational documents of the Company;

(c)                                  split, combination or reclassification of any shares of its equity interests;

(d)                                 issuance, sale or other disposition of any of its equity interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e)                                  declaration or payment of any non-cash dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

(f)                                   material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)                                  material change in its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                                 entry into any Contract that would constitute a Material Contract;

(i)                                     termination of any Contract with any Service Bureau or receipt of notice from any Service Bureau that it intends to terminate its Contract or relationship with the Company or any Company Subsidiary;

(j)                                    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)                                 except in the ordinary course of business, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(l)                                     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property, except for nonexclusive licenses granted in the ordinary course of business.

(m)                             damage, destruction or loss (whether or not covered by insurance) to any material portion of its property;

(n)                                 any capital investment in, or any loan to, any other Person;

(o)                                 acceleration, termination, material modification to or cancellation of any Material Contract;

(p)                                 any capital expenditures in excess of $75,000, either individually or in the aggregate;

(q)                                 imposition of any Encumbrance other than a Permitted Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)                                    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, individual independent contractors or consultants, other than in the ordinary course of business or as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee for which the aggregate costs and expenses exceed $25,000 per affected employee per year, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)                                   adoption, modification or termination of any: (i) employment, severance, retention or other similar agreement with any current or former employee, officer, director, individual independent contractor or consultant (other than offer or engagement letters in the ordinary course of business that do not provide for severance compensation), (ii) Benefit Plan (other than in the ordinary course of business) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)                                    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)                                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)                                 purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)                               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)                                 action by the Company to change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction outside the ordinary course of business that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y)                                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9                               Material Contracts.

(a)                                 Schedule 3.9(a) of the Company Disclosure Schedule lists each of the following Contracts of the Company and any Company Subsidiary (such Contracts, together with all Contracts set forth in Schedule 3.10(b) of the Company Disclosure Schedule and all Company IP Agreements set forth in Shedule 3.12(b) of the Company Disclosure Schedule, being “Material Contracts”):

(i)                                     all Contracts with any Material Customer or Material Supplier;

(ii)                                  all Contracts that require the Company or any Company Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)                               all Contracts entered into outside of the ordinary course of business that provide for the indemnification by the Company or any Company Subsidiary of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)                              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)                              all employment agreements and Contracts with individual independent contractors or consultants (or similar arrangements), in each case, providing for base annual compensation in excess of $100,000;

(vii)                           except for Contracts relating to trade receivables or relating to Indebtedness that will be paid off at or prior to Closing, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company or any Company Subsidiary;

(viii)                        all Contracts with any Governmental Authority;

(ix)                              all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                                 any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi)                              all collective bargaining agreements or Contracts with any Union; and

(xii)                           each Contract not previously disclosed in this Section 3.9, requiring future payments in fiscal year 2017 to a vendor in excess of $200,000 and which, in each case, cannot be cancelled by the Seller or a Company Subsidiary, without penalty or without more than ninety (90) days’ notice.

(b)                                 Each Material Contract is valid and binding on the Company or Company Subsidiary, as applicable, in accordance with its terms and is in full force and effect. None of the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party thereto is in material breach of or material default under, and neither the Company nor any Company Subsidiary has received written notice alleging that it is in material breach of or material default under, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.10                        Title to Assets; Real Property.

(a)                                 The Company and the Company Subsidiaries have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest therein or valid right to use, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     those items set forth in Schedule 3.10(a) of the Company Disclosure Schedule;

(ii)                                  liens for Taxes not yet due and payable or which are being contested by appropriate proceedings;

(iii)                               mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are (A) not delinquent or (B) which are being contested by appropriate proceedings and which are not, individually or in the aggregate, material to the business of the Company;

(iv)                              zoning, building codes, ordinances and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or any violation of which would not have a material adverse effect on the Business;

(v)                                 easements, rights of way and other similar encumbrances affecting Real Property and matters which would be disclosed on an ALTA survey which do not, individually or in the aggregate, material to the business of the Company;

(vi)                              other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company;

(vii)                           nonexclusive licenses of Intellectual Property;

(viii)                        Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation;

(ix)                              purchase money liens and liens securing rental payments under capital lease arrangements;

(x)                                 Encumbrances arising under applicable securities Laws;

(xi)                              Encumbrances that will be terminated at or prior to Closing; or

(xii)                           other Encumbrances arising in the ordinary course of business and not incurred in connection with Indebtedness or the borrowing of money.

(b)                                 Schedule 3.10(b) of the Company Disclosure Schedule lists (i) the street address of each parcel of Real Property; and (ii) if such property is leased or subleased by the Company or Company Subsidiary, the landlord or tenant under the lease or sublease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property. With respect to leased or subleased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of such leases and subleases affecting such Real Property. Neither the Company nor any Company Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the business of the Company or any Company Subsidiary does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11                        Condition And Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property of the Company or any Company Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or any Company Subsidiary, together with other tangible properties and tangible assets of the Company, are the tangible properties and tangible assets used in the conduct of the business of the Company or any Company Subsidiary as conducted on the Closing Date.

3.12                        Intellectual Property.

(a)                                 Schedule 3.12(a) of the Company Disclosure Schedule lists all Company IP Registrations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)                                 Schedule 3.12(b) of the Company Disclosure Schedule lists all Company IP Agreements, excluding nonexclusive licenses granted to customers in the ordinary course of business and licenses by the Company or any Company Subsidiary commercially available, off-the-shelf software of third parties.

(c)                                  Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and, to the Company’s Knowledge, has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company or any Company Subsidiary, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company or a Company Subsidiary has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, in each case who has developed any material Company Intellectual Property, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property developed by them; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property.

(d)                                 The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or operations of the Company or any Company Subsidiary as currently conducted.

(e)                                  The Company’s and Company Subsidiaries’ rights in the Company Intellectual Property are subsisting and, to the Company’s Knowledge, valid and enforceable. The Company and each Company Subsidiary has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company or any Company Subsidiary and any other Person with access to Company Trade Secrets to execute a binding confidentiality agreement and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements. All employees and consultants of the Company and any Company Subsidiary have executed confidentiality agreements substantially in the form provided to the Buyer and, to the Company’s Knowledge, such confidentiality agreements are valid and binding on each employee and consultant.

(f)                                   To the Company’s Knowledge, the conduct of the business of the Company and each Company Subsidiary as currently conducted and as conducted in the past three (3) years, and the products, processes and services of the Company and each Company Subsidiary, have not, in the past three (3) years, infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has, in the past three (3) years, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)                                  There are no Actions (including any oppositions, interferences or re-examinations) pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or dilution of any Company Intellectual Property; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any Company Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h)                                 Except as set forth on Schedule 3.12(h) of the Company Disclosure Schedule, the Company and each Company Subsidiary complies, and has in the past three (3) years complied in all material respects, with all (i) all applicable Laws, (ii) contractual obligations with respect to Personal Information, and (iii) internal and public-facing privacy and/or security policies of the Company and each Company Subsidiary (collectively, “Privacy Laws and Requirements”), in each case with respect to (A) the privacy of users of any of each of the Seller and Company Subsidiaries’ web properties, products and/or services; (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information collected or used by each of the Seller and the Company Subsidiaries; and (C) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means.  Each Seller and Company Subsidiary maintains privacy policies that describe their respective policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Information.  True and correct copies of all such privacy policies have been made available to Buyer.  There is no complaint to, or, to the Company’s Knowledge, any audit, proceeding, investigation (formal or informal) or claim currently pending against, any Company or Company Subsidiary by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Information.  Each Seller and Company Subsidiary has at all times in the past three (3) years taken all steps reasonably necessary to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the Company’s Knowledge, there has been no unauthorized access to, disclosure of and/or other misuse of any Personal Information collected by or on behalf of the Seller and the Company Subsidiaries nor to the Company’s Knowledge has there been any breach in security of any of the information systems used to store or otherwise process any such Personal Information.

(i)                                     Except as disclosed on Schedule 3.12(i) of the Company Disclosure Schedule, neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, any third party acting on its or their behalf has transferred any Personal Information across any international borders.

(j)                                    Neither the Company nor any Company Subsidiary is a “business associate” as defined in 45 CFR §160.103, nor has the Company or any Company Subsidiary entered any Contract designating the Company or Company Subsidiary as a “business associate.”

(k)                                 Except as set forth on Schedule 3.12(k) of the Company Disclosure Schedule, neither the Seller nor any Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of the Company Software, and no Company or Company Subsidiary has provided or disclosed any source code of the Company Software to any Person.

(l)                                     Except as set forth on Schedule 3.12(l) of the Company Disclosure Schedule, the Company Software performs in all material respects in accordance with its documented specifications and as the Company and the Company Subsidiaries have warranted to the Service Bureaus and other customers of the Business.

(m)                             Each Service Bureau or other customer who uses the Company Software is a party to a license agreement with the Company or Company Subsidiary, forms of which license agreements have been provided to Buyer. Except as set forth on Schedule 3.12(m) of the Company Disclosure Schedule, to the Company’s Knowledge, each Service Bureau is using the Company Software in compliance with all applicable Laws.

(n)                                 Neither the Company nor any Company Subsidiary has introduced into the Company Software and the Company Software does not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Company Software or equipment upon which the Company Software operates, or the integrity of the data, information or signals the Company Software produces or is used to manage and maintain other than devices, tools or code enabling the Company, Company Subsidiary or other authorized administrators to disable or control access to Company Software or to perform other administrative or security-related activities (“Contaminants”).  The Company Software does not include or install any spyware, adware, or other similar software that monitors the use of the Company Software or contacts any remote computer except those that have been disclosed by the Company or a Company Subsidiary to their respective licensees.

(o)                                 The Company and each Company Subsidiary has taken commercially reasonable steps, including by implementing and enforcing commercially reasonable policies, designed to (i) identify Open Source Software used by the Company or a Company Subsidiary or otherwise included in the Company Software, and (ii) regulate the use, modification, and distribution of Open Source Software in connection with the operation of the Business.  The Company and Company Subsidiaries have not used Free and Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any Company Intellectual Property, including any portion of any Company Software other than such unmodified Free and Open Source Software, (ii) requires the licensing of any Company Intellectual Property, or any portion of any Company Software other than such Free and Open Source Software, for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) creates any obligation for the Company or any Company Subsidiary with respect to Company Intellectual Property or grants to any third Person, any rights or immunities under Company Intellectual Property, or (v) imposes any other limitation, restriction or condition on the right of the Company or any Company Subsidiary to use or distribute any Company Intellectual Property.  With respect to any Open Source Software that is used by the Company or Company Subsidiary in the operation of its Business, such Company or Company Subsidiary is in compliance with all applicable licenses with respect thereto.

(p)                                 Neither the Company nor any Company Subsidiary have used any funding, facilities or personnel of any educational institution or Governmental Authority to develop or create, in whole or in part, any Company Intellectual Property, including any Product or Company Software.  No Company or Company Subsidiary is and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel such Company or Company Subsidiary to grant or offer to any third Person any license or right to Company Intellectual Property, including the Company Software.

(q)                                 Except as set forth on Schedule 3.12(q) of the Company Disclosure Schedule, the Company and each Company Subsidiary have taken commercially reasonable steps to protect the information technology systems currently used in connection with the operation of such Company or Company Subsidiary (“IT Systems”)

from Contaminants.  The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the Business as currently conducted. The IT Systems have not suffered any failures or defects that would reasonably be expected to have a Material Adverse Effect.  To the Company’s Knowledge, there have been no material breaches of the security of the Company or any Company Subsidiary’s IT Systems and the data and information which they store or process has not been corrupted in any discernible and material manner or accessed without the Company or any Company Subsidiary’s authorization. Each of the Company and Company Subsidiaries has in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities.

(r)                                    The Company and the Company Subsidiaries make use of security and intrusion detection devices on its and their respective IT Systems and the Company Software and monitor network traffic and activity for unauthorized or malicious activity. Except as set forth on Schedule 3.12(r) of the Company Disclosure Schedule, during the last two (2) years, no such security, intrusion detection or monitoring has discovered an intrusion on the Company or the Company Subsidiaries’ network that was likely to or did cause a Company Material Adverse Effect.

(s)                                   The Company and Company Subsidiaries have written policies related to information security. The Company has delivered copies of the information security policies to the Buyer. The Company and the Company Subsidiaries are in material compliance with the information security policies and have maintained an incident handling program to handle any security breaches. Schedule 3.12(s) of the Company Disclosure Schedule sets forth all incidences of material security breaches with respect to the IT Systems and Company Software since January 1, 2015 and describes how the security breach was discovered and resolved.

3.13                        Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or any of its Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid claims of the Company or any Company Subsidiary and, to the Company’s Knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company and the Company Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.14                        Customers and Suppliers.

(a)                                 Schedule 3.14(a) of the Company Disclosure Schedule sets forth (i) the top twenty (20) customers of the Company and its Subsidiaries by volume of sales to such customers for the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during each of the two (2) most recent fiscal years. Neither the Company nor any Company Subsidiary has received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services, including the license of Company Software, or to otherwise terminate its relationship with the Company or any Company Subsidiary.

(b)                                 Schedule 3.14(b) of the Company Disclosure Schedule sets forth (i) the top twenty (20) suppliers of the Company and its Subsidiaries by consideration paid to such suppliers for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during each of the two (2) most recent fiscal years. Except as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, neither the Company or nor any Company Subsidiary has received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any Company Subsidiary or to otherwise terminate its relationship with the Company or any Company Subsidiary.

3.15                        Insurance. Schedule 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’, and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company and each Company Subsidiary  for the current policy year(collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and, to the Company’s Knowledge, are not subject to termination as a result of the transactions The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due and payable on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) to the Company’s Knowledge, have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any Company Subsidiary is in default under, and has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.16                        Legal Proceedings; Governmental Orders.

(a)                                 There are no material Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company or any Company Subsidiary materially affecting any of its properties or assets; or (b) against or by the Company or any Company Subsidiary that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)                                 There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or materially affecting the Company or any Company Subsidiary or any properties or assets of Company or any Company Subsidiary.

3.17                        Compliance With Laws; Permits.

(a)                                 The Company and each Company Subsidiary has, for the past three (3) years complied, and is now complying, in each case in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)                                 All material Permits required for the Company and each Company Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date of this Agreement have been paid in full. Schedule 3.17(b) of the Company Disclosure Schedule lists all current Permits issued to the Company and each Company Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17(b) of the Company Disclosure Schedule.

3.18                        Employee Benefit Matters.

(a)                                 Schedule 3.18(a) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan.  For purposes of this Agreement, the term “Benefit Plan” means each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, retiree, individual independent contractor or consultant of the Company or any Company Subsidiary or any spouse or dependent of such individual, for which the Company or any Company Subsidiary has or would reasonably expect to have any Liability.

(b)                                 With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following, where applicable: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii)  copies of the current trust agreements or other funding arrangements, custodial agreements, insurance policies and insurance contracts now in effect; (iv) copies of the current summary plan descriptions, summaries of material modifications thereto and employee handbooks relating to any

Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two (2) most recently filed Form 5500, with any applicable schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the most recent nondiscrimination tests (if any) performed under the Code; and (ix) copies of material and non-routine notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)                                  Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor with respect to the qualified status of such plan and the tax-exempt status of the trust related thereto under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of Company Subsidiary to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in all material respects in accordance with the terms of such Benefit Plan.

(d)                                 Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA, including with respect to any (i) failure to timely pay premiums to the Pension Benefit Guaranty Corporation; (ii) withdrawal from any Benefit Plan subject to Title IV of ERISA; or (iii) engagement in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)                                  With respect to each Benefit Plan, (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan subject to Title IV of ERISA or to appoint a trustee for any such plan; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan subject to Title IV of ERISA.

(f)                                   Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms. Except as required by applicable Law or the existing terms of a Benefit Plan, the Company has no obligation  to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)                                  Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(h)                                 There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the two (2) years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                                     Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)                                    Except as would not result in material liability to the Company or any Company Subsidiary, each individual who is classified by the Company as an individual independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)                                 Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or Company Subsidiary to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan;.

3.19                        Employment Matters.

(a)                                 Schedule 3.19(a) of the Company Disclosure Schedule contains a list of all natural persons who are employees of the Company or any Company or any Company Subsidiary as the end of the last payroll period immediately preceding the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Except as would not result in material Liabilities for the Company or any Company Subsidiary, as of the Closing Date, all compensation, including wages, commissions and bonuses, that has come due and payable (which, for the avoidance of doubt, shall not include compensation which has accrued but has not yet come due and payable, including wages accrued following the date of the last payroll period immediately preceding the Closing Date or bonuses not yet due and payable) to all employees of the Company and each Company Subsidiary for services performed on or prior to the date of this Agreement have been paid in full.

(b)                                 Schedule 3.19(b) of the Company Disclosure Schedule contains a list of all natural persons who are directly engaged by the Company or any Company Subsidiary as independent contractors and consultants as the end of month immediately preceding the Closing Date, and sets forth for each such individual the following: (i) name; (ii) services provided; (iii) rate of compensation; and (iv) whether the services are provided pursuant to a written agreement. Except as would not result in material Liabilities for the Company or any Company Subsidiary, as of the Closing Date, all fees that have come due and payable to such independent contractors and consultants have been paid in full (which, for the avoidance of doubt, shall not include fees which have accrued but have not yet come due and payable, including fees incurred following the date of the last invoice date).

(c)                                  Neither the Company nor any Company Subsidiary is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company or any Company Subsidiary in connection with such employment, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought in the last two (2) years to organize employees for the purpose of collective bargaining. In the past two (2) years, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute against the Company or any Company Subsidiary.

(d)                                 The Company is and for the past two (2) years has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, employee privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as would not result in material Liabilities for the Company and the Company Subsidiaries, all individuals characterized and treated by the Company or any Company Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Except as would not result in material Liabilities for the Company and the Company Subsidiaries, all employees of the Company or any Company Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no material Actions against the Company or any Company Subsidiary pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or any Company Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

3.20                        Taxes. Except as set forth in Schedule 3.20 of the Company Disclosure Schedule:

(a)                                 All Income Tax Returns required to be filed on or before the Closing Date by the Company or any Company Subsidiary have been, or will be, timely filed. Such Income Tax Returns are, or will be, true, complete and correct in all material respects. All Income Taxes due and owing by the Company and any Company Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid, except where the failure to pay would not have a Company Material Adverse Effect.

(b)                                 The Company and each Company Subsidiary has withheld and paid or properly accrued each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  No written claim has been made within the past three (3) years by any taxing authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)                                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Income Taxes of the Company or any Company Subsidiary.

(e)                                  All material deficiencies asserted, or assessments made, against the Company or any Company Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(f)                                   Neither the Company nor any Company Subsidiary is a party to any material Action with respect to Income Taxes by any taxing authority. To the Knowledge of the Company, there are no pending or threatened Actions with respect to Income Taxes by any taxing authority.

(g)                                  There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary.

(h)                                 Neither the Company nor any Company Subsidiary is  a party to, or bound by, any Tax sharing or Tax allocation agreement.

(i)                                     To the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which was the Company or Company Subsidiary). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(j)                                    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)                                     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                                  an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)                               a prepaid amount received on or before the Closing Date;

(iv)                              any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                                 any election under Section 108(i) of the Code.

(k)                                 Neither the Company nor any Company Subsidiary is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l)                                     Within the past three (3) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)                             Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

3.21                        Books and Records. The minute books and stock record books of the Company and each Company Subsidiary, all of which have been made available to Buyer, are complete and correct in all material respects. At the Closing, all of those books and records will be in the possession of the Company or the Buyer.

3.22                        Related Party Transactions. Except as set forth on Schedule 3.22 of the Company Disclosure Schedule, no executive officer or director of the Company or any Person owning 5% or more of the equity interest of the Company (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of its assets, rights or properties or has any interest in any material property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.23                        No Material Adverse Effect.  Since January 1, 2017, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.24                        Bank Accounts. Schedule 3.24 of the Company Disclosure Schedule lists all the Company’s and each Company Subsidiary’s bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect to such account or box).

3.25                        Names. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, (a) during the five-year period prior to the Closing Date, the Company and the Company Subsidiaries have not used any name or names under which it has invoiced account debtors, maintained records concerning their respective assets or otherwise conducted business other than the exact name set forth in the Company’s or the Company Subsidiary’s articles of organization or other organizing documents.

3.26                        Custodial Accounts.  Schedule 3.26 of the Company Disclosure Schedule sets forth all custodial accounts maintained by the Company or any Company Subsidiary in connection with the Business (collectively, the “Custodial Accounts” and each a “Custodial Account”). The Company does not monitor custodial accounts maintained by its customers.  Each Custodial Account has been established, administered and maintained in material compliance with all applicable Laws. To the Company’s Knowledge, nothing has occurred with respect to any Custodial Account that has or would reasonably expected to have a Company Material Adverse Effect.

3.27                        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company.

3.28                        No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND IN ARTICLE IV, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  BUYER WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE AS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by the Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule” and together with the Company Disclosure Schedule, the “Disclosure Schedules”), the Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Effective Time.

4.1                               Authority; Enforceability. The Seller has the requisite legal capacity, power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. When each Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms; except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.2                               No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to the Seller; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which the Seller is a party or by which the Seller is bound or to which any of Seller’s material properties and assets are subject; or (iii) result in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) on Seller’s ownership of the Equity Interest.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.3                               Title to Equity Interest. Seller is the record and beneficial owner of 100% of the issued and outstanding equity interests of the Company, consisting of 1,000 shares of common stock, par value $0.01. Seller has good title to such Equity Interest free and clear of all Encumbrances (except for Permitted Encumbrances).

4.4                               Investment Representations.

(a)                                 Seller has had the opportunity to ask questions and receive answers from, the officers of the Buyer concerning Buyer, its business, management, financial affairs, and the terms and conditions of the investment. Seller has received all information it considers necessary or advisable in order to make an investment decision to accept shares of common stock of the Buyer (the “Shares”) being issued as partial consideration for the sale of the Equity Interests.

(b)                                 Seller has carefully reviewed Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and all subsequent periodic and current reports filed with the SEC, all of which are publicly available at the SEC’s website.

(c)                                  Seller understands that an investment in Buyer is speculative and involves a high degree of risk. Seller is able to bear the economic risk of an investment in Buyer, including the possibility of a complete loss of Seller’s investment.

(d)                                 Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, and/or has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Buyer and protecting Seller’s own interests in connection with the investment.

(e)                                  Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended.   Seller understands that the Shares constitute “restricted securities” under applicable federal and state securities Laws and that, pursuant to these Laws, Seller must hold the Shares indefinitely unless they are subsequently registered with the SEC and qualified by applicable state authorities, or an exemption from such registration and qualification requirements is available.

(f)                                   Seller represents and agrees that it will not sell or otherwise transfer the Shares without compliance with the Investor Rights Agreement, any lock-up executed by Seller and required by the underwriter of a public offering of the Buyer’s securities and delivered at or in conjunction with the Closing and registration under the Securities Act of 1933, as amended, or an exemption therefrom.

4.5                               Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Effective Time.

5.1                               Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Transaction Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings (including any vote of the Buyer’s shareholders) on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by it (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies

5.2                               No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, do not and will not: (a) conflict with or result in a material violation or material breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consent of Buyer’s principal secured lender, require the consent, notice or other action by any Person under any material Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents

5.3                               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

5.4                               Investment Purpose. Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests are not registered under the Securities Act, or any state securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is an “accredited investor” as defined under Rule 501(a) of Regulation D. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of the ownership of the Equity Interests. Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

5.5                               Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.6                               Buyer Capitalization.  The Shares will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. As of the Closing Date, the authorized capital stock of Buyer consists of: 22,000,000 shares of Common Stock, par value $0.01 per share, and 1,500,000 shares of Preferred Stock, par value $0.01 per share.  As of Closing Date and not including the issuance of any shares representing the Stock Consideration, [8,630,023](1) shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.  As of the Closing Date, [890,649] shares of Common Stock are issuable upon the exercise of outstanding stock options, of which options to purchase 80,000 shares are subject to stockholder approval of an amendment to the Buyer’s 2009 Equity Plan at the 2017 annual meeting of stockholders.  As of the Closing Date, [225,000] shares of Common Stock are authorized for issuance pursuant to the Asure Software, Inc. Employee Stock Purchase Plan, which plan is subject to stockholder approval at the Buyer’s annual meeting.  Other than: (a) the obligations in this Agreement, (b) the outstanding stock options, and (c) the shares available for future issuance under the 2009 Equity Plan (including an additional 300,000 shares to be available for future issuance subject to stockholder approval of an amendment to the 2009 Equity Plan) and the Asure Software, Inc. Employee Stock Purchase Plan (subject to stockholder approval), there are currently no outstanding options, warrants or other agreements pursuant to which Buyer is obligated to issue or pursuant to which any Person is entitled to purchase any equity or voting interests in Buyer.  Buyer is not a party to any voting arrangements with any of its stockholders.

5.7                               SEC Filings.

(a)                                 Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC since January 1, 2015.  All such required forms, reports and documents (including those that Buyer may file after the Agreement Date until the Closing) are referred to as the “Buyer SEC Reports.”  True and correct copies of the Buyer SEC Reports are publicly available on the SEC’s website.  As of their respective filing dates, the Buyer SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Report.

(1)  Confirm no change as of closing date

(b)                                 Each of the financial statements of Buyer (including, in each case, the notes thereto), included in the Buyer SEC Report (“Buyer Financial Statements”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the financial position of Buyer at the respective dates thereof and the results of Buyer’s operations and cash flows for the periods indicated (subject in the case of unaudited financial statements, to normal audit adjustments). There has been no change in Buyer’s accounting policies except as described in the notes to the Buyer Financial Statements.

5.8                               Solvency. Upon consummation of the transaction contemplated hereby, Buyer, the Company and the Company’s Subsidiaries will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

5.9                               Access and Investigation.  Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby.  Buyer has been afforded reasonable access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company.  Buyer acknowledges that the Company is only making the representations and warranties contained in Article III of this Agreement and Seller is only making the representations and warranties contained in Article IV of this Agreement and, other than such representations made in Article III or Article IV of this Agreement, Buyer is not relying on any other representations or warranties from Seller, the Company or any other Person in executing and delivering this Agreement or in consummating the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1                               Access to Information. For a period of five (5) years from and after the Closing, Seller shall (1) hold, and shall use its reasonable best efforts to cause his, her or its Affiliates and Representatives, in each case, to whom Seller has disclosed confidential or proprietary information to, to hold in confidence any and all propriety or confidential information, whether written or oral, concerning the Company, except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure by Seller or any of its Affiliates or Representatives in violation of this Agreement; (b) is lawfully acquired by Seller, any of its Affiliates or its Representatives from and after the Closing from sources which are not known to the Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is independently developed by Seller, its Affiliates or Representatives  without reference to any confidential or proprietary information of the Company or its Subsidiaries.  If Seller or any of its Affiliates or its Representatives is requested or compelled to disclose any confidential or proprietary information in any legal proceeding, by judicial or administrative process, by the rules or regulations of any stock exchange or securities commission or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller  reasonably believes is requested or required to be disclosed; provided that Seller shall use commercially reasonable efforts (at Buyer’s sole cost and expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.2                               Directors’ and Officers’ Indemnification.

(a)                                 Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date an officer or director of the Company or its Subsidiaries (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement and disclosed in Schedule 6.2 of the Company Disclosure Schedule, shall survive the Closing Date and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)                                 The obligations of Buyer and the Company under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.2 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.2 applies shall be third-party beneficiaries of this Section 6.2, each of whom may enforce the provisions of this Section 6.2).

(c)                                  In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.2. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, its Subsidiaries or its or their officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.2 is not prior to, or in substitution for, any such claims under any such policies.

6.3                               Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any announcement to its employees, customer or other business relations to the extent the Company or such Subsidiaries reasonably determines in good faith that such announcement is necessary or advisable.  For the avoidance of doubt, the parties hereto acknowledge and agree that SOSP and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with SOSP’s or its Affiliates’ fund raising, marketing, informational or reporting activities.  Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Company have any right to use SOSP’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of SOSP; provided however, Buyer shall not be required to obtain the written consent of SOSP for use in connection with any required SEC Filings.

6.4                               Employee Related Matters.  Buyer shall cause the Company to continue the employment, immediately after the Closing, of those employees of the Business who were employed by the Company immediately before the Closing (each a “Continuing Employee”).  Buyer shall be responsible for all costs of severance associated with any employee terminated in connection with or following the consummation of the transactions contemplated hereby.  Buyer shall, or it shall cause its Affiliates to, give Continuing Employees full credit for all purposes (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans or arrangements maintained by Buyer or its Affiliates in which Continuing Employees participate after the Closing Date for such Continuing Employee’s service with the Company or any of its Affiliates immediately prior to the Closing Date.  With respect to any welfare benefit plans maintained by Buyer or its Affiliates for the benefit of Continuing Employees on and after the Closing Date, Buyer shall, or shall cause its Affiliates to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable Benefit Plans and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Continuing Employees with respect to comparable plans maintained by the Company. Nothing in this Agreement shall confer upon any Continuing Employee any right as a third party beneficiary with respect to (x) continued employment (or any particular term or condition of employment) with Buyer or any of its Affiliates, (y) a limitation  on Buyer’s (or any of its Affiliates’) right to terminate the employment of any Person (including any Continuing Employee) at any time and for any or no reason (subject to applicable Law), with or without cause or notice, or the exercise of independent business judgment in modifying any terms or conditions of employment of the Continuing Employees on and after the Closing Date.

6.5                               Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver, at the requesting party’s expense, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

6.6                               Letters of Credit.

(a)                                 Buyer agrees that the Letter of Credit Amount will be retained by the Company as a source of cash collateral for the standby letter of credit issued by KeyBank National Association (the “Letter of Credit”) relating to that certain Lease Agreement dated October 27, 2015 by and between iSystems, LLC and Pizzagalli Properties, LLC for a period of two (2) years from the date hereof.

(b)                                 Buyer agrees that the Letter of Credit Amount shall be paid to Seller in full by wire transfer of immediately available funds to an account designated in writing by the Seller within five (5) Business Days of the earlier of (w) two (2) years from the date hereof, (x) the expiration by its terms of the Letter of Credit, (y) the date on which Buyer provides written confirmation to Seller that the Letter of Credit has been fully and unconditionally released, or (z) Buyer’s achieving free cash flow equal to or in excess of $20,000,000.00.

(c)                                  For the avoidance of doubt, Seller and its Affiliates shall not be liable for any Loss incurred by Buyer, the Company or any of their Affiliates from and after the Closing arising under or in connection with the such Letter of Credit (including any demand or draw upon, or withdrawal from, the Letter of Credit) and the full Letter of Credit Amount shall be payable to Seller pursuant to Section 6.6(b) regardless of the incurrence of any such Loss.

ARTICLE VII
TAX MATTERS

7.1                               Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Buyer and 50% by the Seller, when due. Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

7.2                               Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

7.3                               Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, by Seller of any covenant, agreement, undertaking or obligation in this Article VII; (b) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (d) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each case to the extent not paid prior to the Closing or otherwise not included in the calculation of Company Closing Working Capital, Indebtedness or any adjustments to Purchase Price.  To the extent Seller is obligated to indemnify a Buyer Indemnitee under this Section 7.3, the amount of such Loss or Taxes, including any reasonable out-of-pocket expenses, shall be paid in accordance with Section 7.10 of this Agreement; provided, however, that, except for claims for indemnification pursuant to this Section 7.3 for Losses relating to Income Taxes, in no event shall Seller be liable for any Loss pursuant to this Section 7.3 for any amounts in excess of the Cap or, following the first anniversary of the Closing Date, the Adjusted Cap.  For the avoidance of doubt, in no event will Seller be obligated to indemnify any Buyer Indemnitee with respect to Losses relating to Income Taxes arising under this Section 7.3 for any Losses in excess of the Cash Proceeds.

7.4          Tax Returns.

(a)           The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)           Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

7.5          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Income Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.6          Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement, unless such failure materially adversely affects the Seller’s right to participate in and contest such Tax Claim. Seller shall have the right to control the contest or resolution of any Tax Claim with respect to a Pre-Closing Tax Period for which Seller is liable; provided, however, that Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim unless the settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon Buyer.

7.7          Cooperation and Exchange of Information. The Seller, the Company and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller, the Company and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period, Seller, the Company or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials until the expiration of the statute of limitations of the taxable periods to which such Tax Returns or other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods.

7.8          Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

7.9          Tax Refunds. Seller will be entitled to any Tax refunds that are received by Buyer, the Company or any Subsidiary or Affiliate and any amounts credited against Tax to which Buyer, the Company or any Subsidiaries become entitled in any Post-Closing Tax Period, that relate to any Pre-Closing Tax Period.  Buyer will pay over to Seller any such refund or the amount of any such credit within ten (10) days after actual receipt of such refund or credit against Taxes.

7.10        Payments. Notwithstanding any other provision of this Agreement, any amounts payable to Buyer pursuant to this Article VII shall be first satisfied from the Seller by a reduction of the face value of the Promissory Note in accordance with Section 8.5(a) of this Agreement and thereafter in accordance with Section 8.5(b) of this Agreement.

7.11        Post-Closing Taxes.  Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify any Buyer Indemnitee with respect to Taxes for a Post-Closing Tax Period.

7.12        Amended Tax Returns; Tax Elections. Buyer will not, without Seller’s prior written consent, cause or permit the Company or any of its Subsidiaries to (i) amend any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, (ii) make any election that has retroactive effect to any Pre-Closing Tax Period, if such amendment or election could result in Seller (or its direct or indirect owners) being liable for any Taxes, including to Buyer under this Agreement or to any taxing authority, or (iii) initiate any contact (including through any voluntary disclosure program or filing of a Tax Return with respect to any Pre-Closing Period inconsistent with past practice) with any Governmental Authority in respect of Taxes; provided, however, that Buyer may initiate any such contact without Seller’s prior written consent if, in advance of any such contact, Buyer delivers to Seller written confirmation that Buyer and its Affiliates expressly agree that neither Seller nor any of its Affiliates, including for the avoidance of doubt any Guarantor, shall have any liability for Losses arising in connection with or as a result of such contact.

7.13        Closing of Taxable Year. To the extent required or permitted by Law (including pursuant to Treasury Regulations promulgated under Section 1502 of the Code), the parties shall elect to close any taxable year of any of the Company and its Subsidiaries as of the end of the Closing Date.

7.14        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus an additional sixty (60) days.

7.15        Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
INDEMNIFICATION

8.1          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (a) the Fundamental Representations and any claim based on Fraud shall survive until the date which is five (5) years from the Closing Date, and (b) the representations set forth in Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus an additional sixty (60) days. All covenants and agreements of the parties contained in this Agreement to be performed at or prior to the Closing shall survive the Closing for thirty (30) days after the Closing Date, and all other covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their respective terms. The obligations to indemnify, defend and hold harmless a Buyer Indemnitee will terminate on the applicable survival termination date; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing and in compliance with the terms of Section 8.4 hereof by notice from the Buyer Indemnitee to the Seller prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims (and only such claims) shall survive until finally resolved.

8.2          Indemnification By the Seller. Subject to the other terms and conditions of this Article VIII, the Seller shall indemnify and defend the Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of the Company or the Seller contained in this Agreement or the representations or warranties of Company or the Seller made in any Transaction Document delivered by the Company or the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date as of the Effective Time (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII), or by the Company or Seller pursuant to a Transaction Document; and

(c)           any Indebtedness of the Company as of the Effective Time, Selling Expenses or Bonus Amounts not included in the computation of the Final Cash Consideration as finally determined pursuant to Section 2.4.

8.3          Certain Limitations. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(a)           The aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 8.2 shall not exceed $3,750,000.00 (the “Cap”). After the first anniversary of the Closing Date, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.2 shall not exceed $2,500,000.00 (the “Adjusted Cap”); provided that Buyer Indemnitees have not incurred Losses in an aggregate amount in excess of the Adjusted Cap prior to the first anniversary of the Closing Date. If, prior to the first anniversary of the Closing Date, Buyer Indemnitees have incurred aggregate Losses in excess of the Adjusted Cap, but less than the Cap (the “First Year Losses”), then the Buyer Indemnitees will have no further recourse against Seller for Losses incurred under Section 8.2 in excess of the First Year Losses.

(b)           No Buyer Indemnitee will be entitled to any indemnification pursuant to Section 8.2 (except for claims arising from any breach or inaccuracy of the representations or warranties contained in Section 3.20) unless the aggregate of all Losses would exceed on a cumulative basis an amount equal to $330,000.00 (the “Basket”), in which in which event the Seller will be required to pay or be liable for all such Losses from the first dollar.

(c)           Nothing in this Section 8.3 shall limit or restrict any of the Buyer Indemnitees’ right to maintain any action or claim or recover any Losses against or from a Person that has committed Fraud. In no event shall Seller be liable for any Losses in excess of the Cash Proceeds.

(d)           The Seller shall have no right of contribution from any of the Buyer Indemnitees with respect to any Loss for which Seller is required to indemnify such Buyer Indemnitee pursuant to this Article VIII.

(e)           No Buyer Indemnitee will be entitled to indemnification hereunder for Losses with respect to any Liability to the extent (i) such matter was taken into account in determining the Final Cash Consideration or (ii) such matter was reserved for in the Financial Statements.

(f)            The amount of any and all Losses under this Article VIII and indemnified Taxes under Article VII will be determined net of any Tax Benefits inuring to any Buyer Indemnitee or any of its Affiliates on the account of such Loss.  If the Buyer Indemnitee receives a Tax Benefit after an indemnification payment is made to it that was not taken into account at the time the indemnification payment was made, such Buyer Indemnitee shall promptly, but in no event later than ten (10) days after such time that such Tax Benefit is actually realized, pay to the indemnifying party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Buyer Indemnitee.  A Tax Benefit shall be actually realized by the Buyer Indemnitee upon the receipt of a refund of Taxes paid or the filing of a Tax Return, including an estimated Tax Return, showing a Tax Benefit (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions).  For purposes hereof, “Tax Benefit” shall mean (i) any refund or credit of Taxes paid or (ii) the amount such Buyer Indemnitee’s liability for Taxes through a taxable period, calculated by excluding the relevant amount of credit, deduction or Loss, would exceed such Buyer Indemnitee’s actual liability for Taxes through such period, calculated by taking into account the relevant amount of credit, deduction or Loss, in each case computed at the highest marginal Tax rates applicable to the recipient of such benefit.

(g)           The amount of any and all Losses under this Article VIII will be determined net of any amounts actually recovered by any Buyer Indemnitee or any of such Buyer Indemnitee’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Buyer Indemnitee or such Buyer Indemnitee’s Affiliates is a party or has rights (each a “Policy”). To the extent a Loss is clearly recoverable or for which there is a right of recovery under any such Policy, the Buyer Indemnitee agrees to submit a claim for coverage under such Policy coincident with making a claim for indemnification pursuant to this Article VIII. The final amount to which Seller is obligated to indemnify Buyer Indemnitee shall be calculated after the Buyer Indemnitee receives payment from the insurer under such Policy with respect to the claim or a determination that there is no coverage under such Policy, and then such amount shall be paid in accordance with Section 8.5 of this Agreement. Notwithstanding the foregoing and subject to the Basket, Seller shall reimburse Buyer Indemnitee for the deductible or any reasonable out-of-pocket expenses paid in connection with the submission of the claim for coverage under any such Policy, which payment will be made in accordance with Section 8.5 of this Agreement.

(h)           Nothing in this Agreement will be interpreted to restrict or otherwise limit any party’s common law duty to mitigate a Loss it may suffer or incur as a result of an event that may give rise to an indemnification claim under this Agreement.

8.4          Indemnification Procedures.

(a)           Third Party Claims. If any Buyer Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Buyer Indemnitee with respect to which the Seller is obligated to provide indemnification under this Agreement, the Buyer Indemnitee shall give the Seller reasonably prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Seller of its indemnification obligations, except and only to the extent that the Seller forfeits rights or defenses by reason of such failure or such failure shall have materially prejudiced the Seller. Such notice by the Buyer Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence of the Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Seller shall have the right to participate in, or by giving written notice to the Buyer Indemnitee within thirty (30) calendar days after receipt of notice of such Third

Party Claim, to assume the defense of any Third Party Claim at the Seller’s expense and by the Seller’s own counsel, and the Buyer Indemnitee shall cooperate in good faith in such defense; provided, that the Seller shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Buyer Indemnitees. In the event that the Seller assumes the defense of any Third Party Claim, subject to Section 8.5(b), Seller shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Buyer Indemnitee. The Buyer Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller’s right to control the defense of the Third Party Claim. The fees and disbursements of such counsel shall be at the expense of the Buyer. If the Seller elects not to compromise or defend such Third Party Claim, fails to promptly notify the Buyer Indemnitee in writing of its election to defend as provided in this Agreement, or a court of competent jurisdiction determines that the Seller has failed to diligently prosecute the defense of such Third Party Claim, the Buyer Indemnitee may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, subject to the limitations set forth in this Article VIII. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, Seller shall not enter into settlement of any Third Party Claim without the prior written consent of the Buyer Indemnitee, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Buyer Indemnitee and provides, in customary form, for the unconditional release of each Buyer Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Seller desires to accept and agree to such offer, the Seller shall give written notice to that effect to the Buyer Indemnitee. If the Buyer Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Buyer Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Seller as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Buyer Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Seller may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c)           Direct Claims. Any Action by a Buyer Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnitee by giving the Seller reasonably prompt written notice of the Direct Claim, but in any event not later than thirty (30) days after the Buyer Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Seller of its indemnification obligations, except and only to the extent that the Seller forfeit rights or defenses by reason of such failure or such failure shall have materially prejudiced the Seller. Such notice by the Buyer Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Seller shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Buyer Indemnitee shall allow the Seller and its, Affiliates, Representatives and professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnitee shall assist the Seller’s investigation by giving such information and assistance (including access to the Company’s and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Seller or any of its Affiliates, Representatives or professional advisors may reasonably request. If the Seller does not so respond within such thirty (30) day period, the Seller shall be deemed to have rejected such claim, in which case the Buyer Indemnitee shall be free to pursue such remedies as may be available to the Buyer Indemnitee on the terms and subject to the provisions of this Agreement.

8.5          Payments.

(a)           From and after the Closing (but subject to the terms and conditions of this Article VIII), any indemnification of the Buyer Indemnitees for which Seller is liable under this Agreement will be effected solely by reducing the face value of the Promissory Note by the amount of such indemnification obligations, as finally agreed to by Seller or finally adjudicated as payable pursuant to this Article VIII.  Recourse against and the reduction of the face value of the Promissory Note, up to the Cap or Adjusted Cap, as applicable, will be the Buyer Indemnitees’ sole and exclusive source of recovery for any amounts owing to Buyer Indemnitees under this Agreement, except in the case of (i) Fraud; (ii) a claim for indemnification for Losses relating to Taxes arising under Section 7.3 of this Agreement, which claim arose after the Promissory Note is paid, but before the expiration of the survival period set forth in Section 7.14; or (iii) a Loss related to the breach of a Fundamental Representation or the representations set forth in Section 3.20 of this Agreement, which claim arose after the Promissory Note is paid, but before the expiration of the survival period set forth in Section 8.1 (clauses (i), (ii) and (iii) collectively, a “Section 8.5(a) Loss”).

(b)           From and after the Promissory Note has been paid, if any Section 8.5(a) Loss is agreed to by the Seller or finally adjudicated to be payable pursuant to this Article VIII, the Seller shall satisfy its obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds to the account specified in writing by the Buyer Indemnitee. The parties agree that should Seller not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%.

Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

(c)           Notwithstanding the above, if a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 8.2 in respect of Losses and such claim has not been finally resolved or agreed to on or before any required payment date under the Promissory Note, the failure of Buyer to make a required payment of principal in the amount and to the extent of the amount of Losses alleged in good faith in such claim for indemnification when due will not constitute an event of default under the Promissory Note.

8.6          Indemnification by the Buyer.

(a)           From and after the Closing, Seller and its Affiliates, officers, directors, employees, agents and Representatives (each a “Seller Indemnitee”) shall be indemnified and held harmless against, any Loss incurred as a result of (i) any breach of or inaccuracy in any representation or warranty made by Buyer in Article V of this Agreement or any representation or warranty made by Buyer in any Transaction Document delivered by Buyer pursuant to this Agreement, as of the date such representation and warranty was made or as if such representation or warranty was made on and as of the Closing Date as of the Effective Time, (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement or any Transaction Document, or (iii) any breach by the Company or its Subsidiaries of any of its covenants or agreements contained herein or in any Transaction Document which are to be performed by the Company or its Subsidiaries after the Closing Date.

(b)           No Seller Indemnitee will be entitled to any indemnification pursuant to Sections 8.6(a)(i) unless the aggregate of all Losses would exceed on a cumulative basis an amount equal to Basket in which in which event the Buyer will be required to pay or be liable for all such Losses from the first dollar.

(c)           The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 8.6(a)(i) shall not exceed the Cap. After the first anniversary of the Closing Date, the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.6(a)(i) shall not exceed the Adjusted Cap; provided that Seller Indemnitees have not incurred Losses in an aggregate amount in excess of the Adjusted Cap prior to the first anniversary of the Closing Date. If, prior to the first anniversary of the Closing Date, Seller Indemnitees have incurred aggregate Losses in excess of the Adjusted Cap, but less than the Cap (the “Seller First Year Losses”), then the Buyer Indemnities will have no further recourse against Seller for Losses incurred under Section 8.6(a)(i) in excess of the Seller First Year Losses.

(d)           Nothing in this Section 8.6 shall limit or restrict any of the Seller Indemnitees’ right to maintain any action or claim or recover any Losses against or from a Person that has committed Fraud.

(e)           If any Loss claimed by a Seller Indemnitee is agreed to by the Buyer or finally adjudicated to be payable to a Seller Indemnitee pursuant to this Article VIII, the Buyer shall satisfy its obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds to the account specified in writing by the Seller Indemnitee. The parties agree that should Buyer not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

8.7          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8          Exclusive Remedies. Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims from and after the Closing for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 6.6, Article VII and this Article VIII (and, with respect to the Post-Closing Adjustment, the dispute resolution mechanics set forth in Section 2.4). In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII (or, with respect to the Post-Closing Adjustment, the dispute resolution mechanics set forth in Section 2.4). Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.  Nothing in this Agreement shall limit any Seller Indemnitee’s rights with respect to (i) the Shares issued to Seller as the Stock Consideration or (ii) the Promissory Note.

ARTICLE IX
MISCELLANEOUS

9.1          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to Seller (and, prior to the Closing, the Company):

iSystems Holdings, LLC
c/o Silver Oak Services Partners II, L.P.
1560 Sherman Avenue, Suite 1200
Evanston, IL 60201
Attn: Daniel Gill, Jeffrey Mann and Andrew Gustafson
Email: gill@silveroaksp.com
mann@silveroaksp.com
gustafson@silveroaksp.com

with a copy to:	Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 Attn: Richard J. Campbell, P.C. Email: Richard.campbell@kirkland.com

If to Buyer:	Asure Software, Inc. 110 Wild Basin Road, Suite 100 Austin, Texas 78746 Attention: Brad Wolfe, CFO Facsimile: (512) 437-2718 E-mail: BWolfe@asuresoftware.com

with a copy to:	Messerli & Kramer P.A. 100 South Fifth Street, Suite 1400 Minneapolis, Minnesota 55402 Attention: Katheryn A. Gettman, Esq. Facsimile: (612) 672-3627 Email: kgettman@messerlikramer.com

9.3          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “of this Agreement,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Company Disclosure Schedules and Exhibits mean the Articles and Sections of, and Company Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Company Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

9.4          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.5          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.6          Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control.

9.7          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights hereunder for collateral purposes to any provider of secured finance to Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.8          No Third-Party Beneficiaries. Except as provided in Section 6.2, Section 7.3. and Article VIII, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of each of the parties. Any failure of Buyer, on the one hand, or the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Company or Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, TO THE EXTENT SUCH COURT DECLINES JURISDICTION, FIRST TO ANY FEDERAL COURT, OR SECOND, IN THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

9.11        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement, that money damages would not be an adequate remedy for such damages and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, without posting any bond or other undertaking.  Each of the parties to this Agreement hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.12        Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company or one or more of its Subsidiaries is a party (including the contracts set forth on Schedule 3.9(a) of the Company Disclosure Schedule) and such consents have not been obtained. Buyer agrees and acknowledges that Seller will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Company contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

9.13        Prevailing Party.  In the event any Action is commenced or threatened by any party to this Agreement (the “Claiming Party”) to enforce its rights under this Agreement against any other party to this Agreement (the “Defending Party”), the non-prevailing party (whether a Claiming Party or a Defending Party) shall reimburse the prevailing party in such Proceeding all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs incurred by such prevailing party in the Proceeding; provided, that if a party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by the parties on an equitable basis.  For purposes hereof, and without limitation, (A) a Defending Party will be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) is subsequently dropped or voluntarily dismissed, or (ii) the Defending Party defeats any such claim(s); and (B) a Claiming Party will be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Defending Party (i) admits or does not provide an Answer to any underlying claim; or (ii) is assessed liability with respect to all underlying claim(s) from a court, arbitrator or other adjudicator presiding over such Proceeding.

9.14        Representation of Seller and its Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the Closing, Kirkland & Ellis LLP may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Kirkland & Ellis LLP prior to the Closing

Date of the Company or any of its Subsidiaries. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby (i) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer, the Company or any Subsidiary and Seller or any of its Affiliates, Kirkland & Ellis LLP may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Buyer and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and Seller or Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Company nor any such Subsidiary may waive such privilege without the prior written consent of Seller.

9.15        No Additional Representations; Disclaimer; Non-Recourse.

(a)           Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and Seller expressly and specifically set forth in Article III and Article IV, as qualified by the Company Disclosure Schedule.  The representations and warranties of the Company and Seller expressly and specifically set forth in Article III and Article IV constitute the sole and exclusive representations, warranties, and statements of any kind of any of the Company and Seller to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and Seller. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty.  BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT,

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER SET FORTH IN ARTICLE III AND ARTICLE IV, (X) BUYER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE COMPANY, SELLER OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY OR ANY OF ITS SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.

(b)           Except as expressly provided for in the Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, Seller or any of their respective Affiliates (including SOSP) (collectively, the “Equityholder Parties”), will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company or otherwise with respect to the pre-Closing conduct of the Company and its Subsidiaries, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c)           In connection with the investigation by Buyer of the Company and its Subsidiaries, Buyer has received or may receive from the Company or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto.  Accordingly, Buyer acknowledges that neither the Company, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.

9.16        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.17        Effect of Disclosure. Disclosure of any item in any part of the Disclosure Schedules shall be deemed to be disclosed on any other Schedule of the Disclosure Schedules where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face; provided that an express cross reference is provided to such other Schedule of the Disclosure Schedule.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date. by their respective officers thereunto duly authorized.

BUYER

ASURE SOFTWARE, INC.

/s/ Patrick Goepel
By: Patrick Goepel
Its: President and Chief Executive Officer

SELLER

iSYSTEMS HOLDINGS, LLC

/s/ Daniel Gill
By: Daniel Gill
Its: President

THE COMPANY

iSYSTEMS INTERMEDIATE HOLDCO, INC.

/s/ Daniel Gill
By: Daniel Gill
Its: President